Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports First Fiscal Quarter 2020 Results

PAOLI, PA., January 30, 2020 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the first quarter ended December 31, 2019. Net income amounted to $2.5 million, or $0.33 per fully diluted common share, for the quarter ended December 31, 2019, compared with net income of $2.0 million, or $0.27 per fully diluted common share, for the quarter ended December 31, 2018. Annualized return on average assets (“ROAA”) was 0.82 percent for the quarter ended December 31, 2019, compared to 0.74 percent for the quarter ended December 31, 2018, and annualized return on average equity (“ROAE”) was 6.97 percent for the quarter ended December 31, 2019, compared with 6.00 percent for the quarter ended December 31, 2018.

“We are pleased that we managed our balance sheet in a declining interest rate environment to produce solid results. Despite an unusually high level of payoffs during our first quarter, resulting in a net portfolio decline for the quarter, we still produced loan growth of $70 million, or 7.6 percent, year over year, while remaining vigilant and disciplined with respect to credit metrics and underwriting. We believe we are positioned well for steady and measured growth throughout fiscal 2020,” commented Anthony C. Weagley, President and Chief Executive Officer.

Joseph D. Gangemi, Chief Financial Officer of the Company, added: “The Bank has taken strategic actions to reduce its excess cash balances to better match fund loans. We have also started reducing deposit rates consistent with the declining interest rate environment, while improving the funding mix. Average cash was reduced approximately $22 million during the first fiscal quarter. These efforts, combined with top line revenue growth, should help to improve our net interest margin.”

Linked Quarter Financial Ratios

(unaudited)

As of or for the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Return on average assets (1)	0.82%	0.86%	0.88%	0.70%	0.74%
Return on average equity (1)	6.97%	7.65%	7.66%	5.74%	6.00%
Net interest margin (tax equivalent basis) (2)	2.35%	2.45%	2.54%	2.67%	2.65%
Loans / deposits ratio	106.38%	106.64%	106.52%	106.82%	110.70%
Shareholders’ equity / total assets	11.52%	11.26%	11.03%	11.37%	12.02%
Efficiency ratio, non-GAAP (1) (2) (3)	58.7%	54.9%	56.6%	57.2%	52.3%
Book value per common share	$18.70	$18.35	$17.99	$17.68	$17.45

(1)	Annualized.

(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 10 in this press release.

(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income.

Linked Quarter Income Statement Data

(unaudited)

(in thousands, except share and per share data)

For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Net interest income	$6,912	$7,418	$7,461	$7,249	$6,947
Provision for loan losses	-	-	56	870	1,453
Net interest income after provision for loan losses	6,912	7,418	7,405	6,379	5,494
Other income	443	551	454	441	1,146
Other expense	4,422	4,453	4,497	4,443	4,094
Income before income tax expense	2,933	3,516	3,362	2,377	2,546
Income tax expense	431	817	706	411	535
Net income	$2,502	$2,699	$2,656	$1,966	$2,011
Earnings per common share
Basic	$0.33	$0.35	$0.35	$0.26	$0.27
Diluted	$0.33	$0.35	$0.35	$0.26	$0.27
Weighted average common shares outstanding
Basic	7,665,842	7,663,242	7,669,851	7,667,518	7,555,810
Diluted	7,665,842	7,663,593	7,670,106	7,667,518	7,555,969

Net Interest Income

Net interest income was $6.9 million for the quarter ended December 31, 2019, a decrease of $35,000, or 0.5 percent, from $6.9 million for the quarter ended December 31, 2018. The change for the quarter ended December 31, 2019 primarily was the result of an increase in total interest-bearing liabilities of $121.0 million partially offset by an increase of $94.5 million in the average balance of loans. The increase in average loans primarily reflects a net increase in commercial loans and residential loans.  The net interest spread on an annualized basis was 2.09 percent and 2.40 percent for the quarters ended December 31, 2019 and 2018, respectively. For the quarter ended December 31, 2019, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased to 2.35 percent as compared to 2.65 percent for the quarter ended December 31, 2018.

For the quarter ended December 31, 2019, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased by approximately fourteen basis points when adjusted for the decline in the interest rate environment as compared to the quarter ended December 31, 2018.

Total Interest Income

For the quarter ended December 31, 2019, total interest income was $11.8 million, an increase of $907,000, or 8.3 percent, from $10.9 million for quarter ended December 31, 2018, primarily due to a $94.5 million increase in the average balance of loans. Compared to the first quarter ended December 31, 2018, average interest earning assets increased $130.3 million.

Interest Expense

For the quarter ended December 31, 2019, interest expense increased by $942,000, or 23.8 percent, to $4.9 million, compared to the quarter ended December 31, 2018, primarily due to increases in average rates paid on and average volume of deposits. The increase in interest expense on deposits reflects an increase of $86.0 million, $11.9 million, and $10.5 million in interest-bearing demand, money market, and certificate deposits, respectively. The annualized average rate of total interest-bearing liabilities increased sixteen basis points to 1.92 percent for the quarter ended December 31, 2019, from 1.76 percent for the quarter ended December 31, 2018 and, on a linked sequential quarter basis, decreased from 2.00 percent or eight basis points compared to the fourth quarter of fiscal 2019. At the same time, the average balance of total interest-bearing liabilities increased by $121.0 million with the increase reflecting an increase in the average balance of total interest-bearing deposit accounts of $105.5 million and an increase in the average balance of borrowings of $15.5 million.

Other Income

Other income decreased $703,000, or 61.3 percent, during the first fiscal quarter of 2020 compared with the same period in 2019. The decrease in other income was primarily due to a $681,000 decrease in service charges and other fees. The decrease in service charges and other fees during the quarter ended December 31, 2019 is primarily due to higher net swap fees of $710,000 through the Bank’s commercial loan hedging program realized during the quarter ending December 31, 2018.

Other Expense

Other expense for the quarter ended December 31, 2019 increased $328,000, or 8.0 percent, when compared to the quarter ended December 31, 2018. The increase was primarily due to a $170,000 increase in the Pennsylvania shares tax, an increase of $117,000 in salaries and employee benefits and an increase of $62,000 in other operating expense. These were partially offset by a decrease of $72,000 in the federal deposit insurance premium. The increase in the Pennsylvania shares tax was primarily due to the imposition of the Pennsylvania shares tax related to the Bank’s new standing as a National Association during the second fiscal quarter of 2019. The increase in salaries and employee benefits reflect normal increases to salary and benefits. The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generates credits to qualified participating banks. The Company has a current credit balance of approximately $78,678 that can be used to offset premiums during the next several quarters, should FDIC reserves remain above the required reserve ratio level.

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Salaries and employee benefits	$2,125	$2,097	$2,223	$2,213	$2,008
Occupancy expense	582	580	560	577	539
Federal deposit insurance premium	(3)	1	78	73	69
Advertising	22	17	30	30	30
Data processing	278	260	259	251	254
Professional fees	441	440	405	455	499
Net other real estate owned expense	71	113	30	28	21
Pennsylvania shares tax	170	170	170	92	-
Other operating expenses	736	775	742	724	674
Total Other Expense	$4,422	$4,453	$4,497	$4,443	$4,094

Income Taxes

The Company recorded $431,000 in income tax expense during the quarter ended December 31, 2019 compared to $535,000 in income tax expense during the quarter ended December 31, 2018. The effective tax rates for the Company for the quarter ended December 31, 2019 and 2018 were 14.7 percent and 21.0 percent, respectively. During the quarter ended December 31, 2019 the Company recorded discrete items that reduced the effective tax rate from 21.0 percent to 14.7 percent.

Statement of Condition Highlights at December 31, 2019

•	Gross loans totaled $1.0 billion at December 31, 2019, increasing $70.6 million or 7.6 percent, compared to December 31, 2018. The Company originated $69.9 million in new loans during the quarter ended December 31, 2019, which was offset by $82.8 million in unusually high payoffs, prepayments and maturities resulting in a net portfolio decline of $12.9 million for the period. Gross loan originations during the quarter consisted of $31.6 million in commercial loans, $29.8 million in residential and consumer mortgage loans and $8.5 million in construction and development loans. The payoffs were primarily from payoffs/paydowns in lines of credit and commercial loan payoffs. Gross loans were $1.0 billion at December 31, 2019 and September 30, 2019, decreasing $13.1 million, or 1.3 percent

•	Total assets stood at $1.3 billion at December 31, 2019, increasing $132.3 million, or 11.7 percent, compared to December 31, 2018. Total assets stood at $1.3 billion at December 31, 2019, decreasing $4.5 million, or 0.4 percent, compared to September 30, 2019.

•	Deposits totaled $943.8 million at December 31, 2019, an increase of $100.6 million, or 11.9 percent, compared to December 31, 2018. Linked quarter total deposits decreased $10.0 million, or 1.0 percent, when compared to September 30, 2019 which was part of the overall strategic plan to better match funding expectations. Deposits totaled $943.8 million at December 31, 2019, a decrease of $10.0 million, or 1.0 percent, compared to September 30, 2019.

•	Non-performing assets (“NPAs”) were 0.60 percent of total assets at December 31, 2019, compared to 0.64 percent at September 30, 2019 and 0.81 percent at December 31, 2018. The allowance for loan losses as a percentage of total non-performing loans was 553.7 percent at December 31, 2019, compared to 434.6 percent at September 30, 2019 and 278.4 percent at December 31, 2018.

•	Excluding one OREO property of $5.8 million, NPAs were 0.14 percent of total assets and 0.18 percent of total assets at December 31, 2019 and September 30, 2019, respectively.

•	The Company’s ratio of shareholders’ equity to total assets was 11.52 percent at December 31, 2019, compared to 11.26 percent at September 30, 2019 and 12.02 percent at December 31, 2018.

•	Book value per common share amounted to $18.70 at December 31, 2019, compared to $18.35 at September 30, 2019 and $17.45 at December 31, 2018.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Cash and due from depository institutions	$1,337	$1,400	$1,535	$1,370	$1,377
Interest bearing deposits in depository institutions	158,465	152,143	148,501	109,450	98,499
Investment securities, available for sale, at fair value	23,723	18,411	23,552	19,371	19,231
Investment securities held to maturity	20,578	22,485	23,323	26,789	29,323
Restricted stock, at cost	11,115	11,129	10,404	8,952	9,493
Loans receivable, net of allowance for loan losses	994,803	1,007,714	1,009,959	997,114	924,639
Other real estate owned	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	4,061	4,253	4,237	4,344	3,724
Operating lease right-of-use-assets	3,119	—	—	—	—
Property and equipment, net	6,594	6,678	6,795	6,948	7,067
Deferred income taxes, net	2,806	2,840	3,542	3,434	3,367
Bank-owned life insurance	20,018	19,891	19,766	19,643	19,524
Other assets	8,341	12,482	8,468	7,029	6,452
Total assets	$1,260,756	$1,265,222	$1,265,878	$1,210,240	$1,128,492
Deposits	$943,819	$953,811	$957,199	$942,374	$843,200
FHLB advances	133,000	133,000	133,000	98,000	118,000
Subordinated debt	24,658	24,619	24,579	24,540	24,500
Operating lease liabilities	3,128	—	—	—	—
Other liabilities	10,899	11,284	11,432	7,758	7,113
Shareholders' equity	145,252	142,508	139,668	137,568	135,679
Total liabilities and shareholders’ equity	$1,260,756	$1,265,222	$1,265,878	$1,210,240	$1,128,492

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Investment securities	$40,855	$42,256	$49,408	$47,761	$53,882
Loans	1,006,755	1,015,251	1,010,033	956,840	912,259
Allowance for loan losses	(10,097)	(10,143)	(10,061)	(9,408)	(8,638)
All other assets	184,575	204,912	164,424	130,712	123,643
Total assets	1,222,088	1,252,276	1,213,804	1,125,905	1,081,146
Non-interest bearing deposits	$41,716	$44,104	$42,151	$41,035	$40,420
Interest-bearing deposits	864,317	896,928	882,825	814,412	758,813
FHLB advances	133,000	133,000	115,363	101,000	116,859
Other short-term borrowings	—	54	—	277	761
Subordinated debt	24,641	24,602	24,563	24,523	24,483
Other liabilities	14,810	12,413	10,192	7,728	5,750
Shareholders’ equity	143,604	141,175	138,710	136,930	134,060
Total liabilities and shareholders’ equity	$1,222,088	$1,252,276	$1,213,804	$1,125,905	$1,081,146

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits

(in thousands, unaudited)

At quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Demand:
Non-interest bearing	$41,273	$55,684	$48,580	$42,937	$39,734
Interest-bearing	327,956	302,039	288,555	295,475	261,025
Savings	40,908	41,875	43,334	43,943	44,438
Money market	279,883	276,644	288,561	283,571	253,436
Time	253,799	277,569	288,169	276,448	244,567
Total deposits	$943,819	$953,811	$957,199	$942,374	$843,200

Loans

Total net loans amounted to $994.8 million at December 31, 2019 compared to $1.0 billion at September 30, 2019, for a net decrease of $12.9 million or 1.3 percent for the period. The allowance for loan losses amounted to $10.1 million at December 31, 2019 and September 30, 2019. Average loans during the quarter ended December 31, 2019 totaled $1.0 billion as compared to $912.3 million during the quarter ended December 31, 2018, also representing a 10.4 percent increase. Average loans during the quarters ended December 31, 2019 and September 30, 2019 totaled $1.0 billion representing a 0.8 percent decrease.

At the end of the first quarter of fiscal 2020, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 68.0 percent and single-family residential real estate loans accounting for 23.4 percent of the loan portfolio. Construction and development loans amounted to 5.2 percent and consumer loans represented 3.4 percent of the loan portfolio at such date. The decrease in the loan portfolio at December 31, 2019 compared to September 30, 2019, primarily reflected a decrease of $35.2 million in commercial loans, a $1.6 million decrease in consumer loans and were offset by an increase of $14.7 million in residential mortgage loans and a $9.0 million increase in construction and development loans.

For the quarter ended December 31, 2019, the Company originated total new loan volume of $69.9 million, which was offset by prepayments totaling $9.7 million, amortization of $10.8 million, loan payoffs of $56.0 million, and participations of $6.3 million.

Loan Portfolio Composition (which does not include loans held for sale):

(in thousands, unaudited)
At quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Residential mortgage	$234,738	$220,011	$216,114	$202,655	$202,306
Construction and Development:
Residential and commercial	49,095	40,346	47,485	44,014	41,140
Land	3,625	3,420	3,809	5,696	7,180
Total construction and development	52,720	43,766	51,294	49,710	48,320
Commercial:
Commercial real estate	523,807	543,452	543,045	550,933	508,448
Farmland	7,563	7,563	5,388	12,041	12,054
Multi-family	43,473	62,884	64,050	64,328	44,989
Commercial and industrial	99,494	99,747	97,877	82,731	76,892
Other	8,569	4,450	5,356	8,111	7,344
Total commercial	682,906	718,096	715,716	718,144	649,727
Consumer:
Home equity lines of credit	18,372	19,506	19,348	18,466	14,484
Second mortgages	13,179	13,737	15,018	15,773	16,674
Other	2,160	2,030	2,081	1,904	1,915
Total consumer	33,711	35,273	36,447	36,143	33,073
Total loans	1,004,075	1,017,146	1,019,571	1,006,652	933,426
Deferred loan costs, net	828	663	494	478	460
Allowance for loan losses	(10,100)	(10,095)	(10,106)	(10,016)	(9,247)
Loans Receivable, net	$994,803	$1,007,714	$1,009,959	$997,114	$924,639

At December 31, 2019, the Company had $155.2 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit and home equity lines of credit. The Company's current "Approved, Accepted but Unfunded" pipeline at December 31, 2019 included approximately $46.2 million in commercial and construction loans and $6.9 million in residential mortgage loans expected to fund over the following quarters.

Asset Quality

Non-accrual loans were $1.8 million at December 31, 2019 and September 30, 2019. The portfolio of non-accrual loans at December 31, 2019 was comprised of thirteen residential real estate loans with an aggregate outstanding balance of approximately $1.5 million and twelve consumer loans with an aggregate outstanding balance of approximately $282,000.

At December 31, 2019, non-performing assets totaled $7.6 million, or 0.60 percent of total assets, as compared with $8.1 million, or 0.64 percent of total assets, at September 30, 2019.

OREO was $5.8 million at December 31, 2019 and September 30, 2019. Excluding the OREO property of $5.8 million, NPAs totaled $1.8 million, or 0.14 percent of total assets at December 31, 2019. Excluding the OREO property of $5.8 million, NPAs totaled $2.3 million, or 0.18 percent of total assets at September 30, 2019. During the 2019 first fiscal quarter a national tenant signed a lease agreement that is expected to result in this OREO property producing income.

Performing Troubled Debt Restructuring (“TDR”) loans were $12.6 million at December 31, 2019 and $12.2 million at September 30, 2019.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Non-accrual loans(1)	$1,823	$1,821	$2,189	$2,432	$2,562
Loans 90 days or more past due and still accruing	1	502	228	—	759
Total non-performing loans	1,824	2,323	2,417	2,432	3,321
OREO	5,796	5,796	5,796	5,796	5,796
Total non-performing assets	$7,620	$8,119	$8,213	$8,228	$9,117
Performing TDR loans	$12,598	$12,170	$11,824	$12,099	$12,164

Non-performing assets / total assets	0.60%	0.64%	0.65%	0.68%	0.81%
Non-performing loans / total loans	0.18%	0.23%	0.24%	0.24%	0.36%
Net (recoveries) charge-offs	$(5)	$11	$(34)	$101	$1,227
Net (recoveries) charge-offs/average loans(2)	—%	—%	(0.01)%	0.04%	0.54%
Allowance for loan losses / total loans	1.01%	0.99%	0.99%	0.99%	0.99%
Allowance for loan losses / non-performing loans	553.7%	434.6%	418.1%	411.8%	278.4%

Total assets	$1,260,756	$1,265,222	$1,265,878	$1,210,240	$1,128,492
Total gross loans	1,004,075	1,017,146	1,019,571	1,006,652	933,426
Average loans	1,006,755	1,015,251	1,010,033	956,840	912,259
Allowance for loan losses	10,100	10,095	10,106	10,016	9,247

(1)	Twenty-one loans totaling approximately $1.6 million, or 89.6 percent of the total non-accrual loan balance, were making payments as of December 31, 2019.
(2)	Annualized.

The allowance for loan losses at December 31, 2019 amounted to approximately $10.1 million, or 1.01 percent of total loans, compared to $10.1 million, or 0.99 percent of total loans, at September 30, 2019. The Company did not record a provision for loan losses during the fiscal quarter ended December 31, 2019 or the fiscal quarter ended September 30, 2019.

Capital

At December 31, 2019, our total shareholders' equity amounted to $145.3 million, or 11.52 percent of total assets, compared to $142.5 million, or 11.26 percent of total assets at September 30, 2019. At December 31, 2019, the Bank’s common equity tier 1 ratio was 15.49 percent, tier 1 leverage ratio was 12.78 percent, tier 1 risk-based capital ratio was 15.49 percent and the total risk-based capital ratio was 16.50 percent. At September 30, 2019, the Bank’s common equity tier 1 ratio was 15.38 percent, tier 1 leverage ratio was 12.23 percent, tier 1 risk-based capital ratio was 15.38 percent and the total risk-based capital ratio was 16.40 percent. At December 31, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

The Company did not purchase any shares of its common stock in the open market under the repurchase plan during the fiscal quarter ended December 31, 2019. At December 31, 2019, the Company had 177,653 shares remaining in the repurchase plan.

Non-GAAP Financial Measures

The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below including non-core income and expense items.

(in thousands)
For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Net income as reported under GAAP	$2,502	$2,699	$2,656	$1,966	$2,011
Non-core items, net of tax:
OREO expense(1)	60	87	24	23	17
Audit expenses(2)	—	—	—	—	110
Net investment security gains	—	(1)	(21)	—	—
Swap fees(3)	—	(71)	—	—	(561)
Other(4)	45	16	—	10	100
Core net income, non-GAAP	$2,607	$2,730	$2,659	$1,999	$1,677
Earnings per common share:
Diluted	$0.34	$0.36	$0.35	$0.26	$0.22
Weighted average common shares outstanding:
Diluted	7,665,842	7,663,593	7,670,106	7,667,518	7,555,969

(1)	Non-core items for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018 include OREO expense relating to one commercial real estate loan.
(2)	Non-core items for the quarter ended December 31, 2018 consisted of expenses arising from the dismissal of the Company’s accounting firm, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.
(3)	Upfront recognition of net swap fees through the Bank’s commercial loan hedging program.
(4)	Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s other income is presented in the table below including and excluding net investment securities gains and net swap fees. The Company’s management believes that many investors evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Other income	$443	$551	$454	$441	$1,146
Less: Net investment securities gains	—	1	27	—	—
Less: Net swap fees	—	92	—	—	710
Other income, excluding net investment securities gains	$443	$458	$427	$441	$436

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis, plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Other expense as reported under GAAP	$4,422	$4,453	$4,497	$4,443	$4,094
Less: non-core items(1)	71	113	30	28	160
Other expense, excluding non-core items, non-GAAP	$4,351	$4,340	$4,467	$4,415	$3,934
Net interest income (tax equivalent basis), non-GAAP	$6,920	$7,426	$7,471	$7,263	$6,958
Non-core items(2)	52	21	—	12	127
Net interest income (tax equivalent basis), including non-core items, non-GAAP	6,972	7,447	7,471	7,275	7,085
Other income, excluding gain on sale of investments and swap fees	443	458	427	441	436
Total	$7,415	$7,905	$7,898	$7,716	$7,521

Efficiency ratio, non-GAAP	58.7%	54.9%	56.6%	57.2%	52.3%

(1)	Non-core items for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018 include OREO expense relating to one commercial real estate loan. In addition, non-core items for the quarter ended December 31, 2018 consisted of expenses arising from the dismissal of the Company’s accounting firm, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.
(2)	Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains, swap fees, and without deducting non-core items from other expense, follows:

For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Efficiency ratio on a GAAP basis	60.1%	55.9%	56.8%	57.8%	50.6%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 21 percent for the current period. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Net interest income (GAAP)	$6,912	$7,418	$7,461	$7,249	$6,947
Tax-equivalent adjustment(1)	8	8	10	14	11
TE net interest income, non-GAAP	$6,920	$7,426	$7,471	$7,263	$6,958

Net interest margin (GAAP)	2.34%	2.45%	2.54%	2.66%	2.65%
Tax-equivalent effect	0.01	—	—	0.01	—
Net interest margin (TE), non-GAAP	2.35%	2.45%	2.54%	2.67%	2.65%

(1)	Reflects tax-equivalent adjustment for tax exempt investments.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its twelve other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters, Palm Beach, Florida, and Montchanin, Delaware. The Bank also maintains representative offices in Wellington, Florida and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2019 Annual Report on Form 10-K of Malvern Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for share and per share data)	December 31, 2019	September 30, 2019
(unaudited)
ASSETS
Cash and due from depository institutions	$1,337	$1,400
Interest bearing deposits in depository institutions	158,465	152,143
Total cash and cash equivalents	159,802	153,543
Investment securities available for sale, at fair value (amortized cost of $23,761 and $18,522 at December 31, 2019 and September 30, 2019, respectively)	23,723	18,411
Investment securities held to maturity (fair value of $20,670 and $22,609 at December 31, 2019 and September 30, 2019, respectively)	20,578	22,485
Restricted stock, at cost	11,115	11,129
Loans receivable, net of allowance for loan losses	994,803	1,007,714
Other real estate owned	5,796	5,796
Accrued interest receivable	4,061	4,253
Operating lease right-of-use-assets	3,119	—
Property and equipment, net	6,594	6,678
Deferred income taxes, net	2,806	2,840
Bank-owned life insurance	20,018	19,891
Other assets	8,341	12,482
Total assets	$1,260,756	$1,265,222
LIABILITIES
Deposits:
Non-interest bearing	$41,273	$55,684
Interest-bearing	902,546	898,127
Total deposits	943,819	953,811
FHLB advances	133,000	133,000
Subordinated debt	24,658	24,619
Advances from borrowers for taxes and insurance	2,344	1,761
Accrued interest payable	1,271	978
Operating lease liabilities	3,128	—
Other liabilities	7,284	8,545
Total liabilities	1,115,504	1,122,714
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,782,412 and 7,765,549 issued and outstanding, respectively, at December 31, 2019, and 7,782,258 and 7,765,395shares issued and outstanding, at September 30, 2019	78	78
Additional paid in capital	84,860	84,783
Retained earnings	62,246	59,744
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,156)	(1,192)
Accumulated other comprehensive (loss) income	(440)	(569)
Treasury stock, at cost: 16,863 shares at December 31, 2019 and September 30, 2019	(336)	(336)
Total shareholders’ equity	145,252	142,508
Total liabilities and shareholders’ equity	$1,260,756	$1,265,222

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31,
(in thousands, except for share data)	2019	2018
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,905	$10,095
Investment securities, taxable	215	251
Investment securities, tax-exempt	39	61
Dividends, restricted stock	188	133
Interest-bearing cash accounts	472	372
Total Interest and Dividend Income	11,819	10,912
Interest Expense
Deposits	3,737	2,944
Short-term borrowings	—	5
Long-term borrowings	787	633
Subordinated debt	383	383
Total Interest Expense	4,907	3,965
Net interest income	6,912	6,947
Provision for Loan Losses	—	1,453
Net Interest Income after Provision for Loan Losses	6,912	5,494
Other Income
Service charges and other fees	259	940
Rental income-other	54	67
Net gains on sale of loans	3	18
Earnings on bank-owned life insurance	127	121
Total Other Income	443	1,146
Other Expense
Salaries and employee benefits	2,125	2,008
Occupancy expense	582	539
Federal deposit insurance premium	(3)	69
Advertising	22	30
Data processing	278	254
Professional fees	441	499
Net other real estate owned expense	71	21
Pennsylvania shares tax	170	—
Other operating expenses	736	674
Total Other Expense	4,422	4,094
Income before income tax expense	2,933	2,546
Income tax expense	431	535
Net Income	$2,502	$2,011

Earnings per common share
Basic	$0.33	$0.27
Diluted	$0.33	$0.27
Weighted Average Common Shares Outstanding
Basic	7,665,842	7,555,810
Diluted	7,665,842	7,555,969

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2019	9/30/2019	12/31/2018
(unaudited)
Statements of Operations Data

Interest income	$11,819	$12,686	$10,912
Interest expense	4,907	5,268	3,965
Net interest income	6,912	7,418	6,947
Provision for loan losses	—	—	1,453
Net interest income after provision for loan losses	6,912	7,418	5,494
Other income	443	551	1,146
Other expense	4,422	4,453	4,094
Income before income tax expense	2,933	3,516	2,546
Income tax expense	431	817	535
Net income	$2,502	$2,699	$2,011
Earnings (per Common Share)
Basic	$0.33	$0.35	$0.27
Diluted	$0.33	$0.35	$0.27
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$23,723	$18,411	$19,231
Investment securities held to maturity (fair value of $20,670, $22,609 and $28,557, respectively)	20,578	22,485	29,323
Loans, net of allowance for loan losses	994,803	1,007,714	924,639
Total assets	1,260,756	1,265,222	1,128,492
Deposits	943,819	953,811	843,200
FHLB advances	133,000	133,000	118,000
Subordinated debt	24,658	24,619	24,500
Shareholders' equity	145,252	142,508	135,679
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,665,842	7,663,242	7,555,810
Diluted	7,665,842	7,663,593	7,555,969
Operating Ratios
Return on average assets	0.82%	0.86%	0.74%
Return on average equity	6.97%	7.65%	6.00%
Average equity / average assets	11.75%	11.27%	12.40%
Book value per common share (period-end)	$18.70	$18.35	$17.45
Non-Financial Information (Period-End)
Common shareholders of record	384	391	402
Full-time equivalent staff	89	82	87

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